SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

January 25, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for All State Properties Holdings, Inc. (the "Company") and has not completed any review or audit work for the company. Effective November 6, 2009, we were dismissed from the Company as principal accountants.

We have read the Company's statements included its Form 8-K/A pertaining to Seale and Beers CPAs dated November 6, 2009, and we agree with such statements contained therein.

We have no knowledge about the appointment of M&K CPAS, PLLC as new auditors, nor whether they were consulted prior to their appointment as auditors.

Sincerely,

Seale and Beers CPAs

Seale and Beers, CPAs
Las Vegas, NV

CC: **U.S. Securities & Exchange Commission**
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
202-551-5300 Phone
202-772-9252 Fax